Exhibit 10.117

AGREEMENT WITH RESPECT TO HOME AND HOMESITE RENTS

(Project Commonly Known as “Statesville MHP”)

This Agreement with Respect to Home and Homesite Rents (this “Agreement”) is dated and effective as of September 14, 2022 by and between STATESVILLE MHP LLC, a North Carolina limited liability company (“Land Owner”), and MHP HOME HOLDINGS LLC, a North Carolina limited liability company (“Homes Owner”).

WITNESETH

WHEREAS, Land Owner is the owner of the property known as “Statesville MHP” located at 116 Yellowstone Lane, Statesville, North Carolina 27370 (the “Property”) and the pad sites located thereon (the “Pad Sites”) only and does not have any ownership interest in the homes located on the Pad Sites (the “Homes”); and

WHEREAS, Homes Owner is the owner of the Homes only and does not have any ownership interest in the Property or the Pad Sites.

NOW THEREFORE, in consideration of the terms, conditions and covenants contained herein and other good and valuable consideration, the adequacy and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.	Land Owner and Homes Owner are separate and distinct entities. Land Owner shall have no liability whatsoever with respect to the Homes, and Homes Owner shall have no liability whatsoever with respect to the Property and the Pad Sites.

2.	All payments made by tenants/residents to Land Owner with respect to the Homes are being paid to Land Owner only as a collection agent for Homes Owner and in no event shall Land Owner have any liability to tenants/residents with respect to payments made by tenants/residents to Land Owner with respect to the Homes.

3.	If Land Owner receives a combined rental payment from a tenant/resident for the rental of a Pad Site and Home, Land Owner will remit the portion of the rental payment allocated to the Home to Homes Owner on a monthly basis.

4.	Any joint rental payment received by Land Owner will be allocated between the Pad Site and the Home as shown on the rent roll. In no event may the portion of the rental payment due to Land Owner or Homes Owner, as applicable, be used to satisfy the obligations of the other party. In no event shall the portion of the rental payment allocated to the Pad Sites be less than $450.00 per Pad Site.

5.	The parties hereto agree that if a joint rental payment is not sufficient to pay both the rent for the Pad Site and the Home due at such time, then the Pad Site rent will be paid first (i.e., the rent for the Pad Site will be paid to Land Owner in full prior to any payment of the rent for the Home).

IN WITNESS WHEREOF, the parties hereto have executed this Agreement under seal as of the date first written above:

LANDOWNER:		HOMES OWNER:

STATESVILLE MHP LLC,		MHP HOME HOLDINGS LLC,
a Delaware limited liability company		a North Carolina limited liability company

By:	Manufactured Housing Properties, Inc., a Nevada Corporation, its sole member and manager	By:	Manufactured Housing Properties Inc. a Nevada corporation, its Manager

[Signature Page to Agreement with Respect to Home and Homesite Rents]